Exhibit 99.1

Red Robin Gourmet Burgers Reports Earnings for the Fiscal Fourth Quarter and Year Ended December 28, 2008

Greenwood Village, CO — (BUSINESS WIRE) — February 19, 2009 —Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a casual dining restaurant chain focused on serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the 12 weeks and 52 weeks ended December 28, 2008.

Financial and Operational Highlights

Highlights for the 12 weeks ended December 28, 2008, compared to the 12 weeks ended December 30, 2007, are as follows:

•                  Total revenues increased 8.0% to $198.6 million.

•                  Restaurant revenue increased 8.4% to $195.6 million.

•                  Company-owned comparable restaurant sales decreased 7.4%.

•                  Restaurant-level operating profit was 17.1% or $33.4 million.

•                  GAAP diluted earnings per share were $0.38, which included $0.05 per diluted share of asset impairment charges vs. GAAP diluted earnings per share of $0.60 last year.

•                  A total of seven new Red Robin® restaurants, four company-owned and three franchised locations were opened during the 12-week period.

Highlights for the 52 weeks ended December 28, 2008, compared to the 52 weeks ended December 30, 2007, are as follows:

•                  Total revenues increased 13.9% to $869.2 million.

•                  Restaurant revenue increased 14.3% to $854.7 million.

•                  Company-owned comparable restaurant sales decreased 1.4%.

•                  Restaurant-level operating profit was 18.4% or $157.2 million.

•                  GAAP diluted earnings per share were $1.69 which included $0.09 per diluted share of asset impairment charges, $0.02 per diluted share of reacquired franchise costs, and $0.01 per diluted share of acquisition-related integration costs vs. GAAP diluted earnings per share of $1.82 last year, which included $0.08 per diluted share for reacquired franchise costs, $0.01 per diluted share for acquisition-related integration expenses, and $0.07 per diluted share in legal settlement expense.

•                  A total of 41 new Red Robin® restaurants, 31 company-owned and 10 franchised locations were opened during the 52-week period.

“We are in the midst of a very difficult environment for restaurant operators and customers alike, and we are working through the challenges we face with a focus on the factors that we can control,” said Dennis Mullen, chairman and chief executive officer.  “It is difficult to predict the business impact of the current macroeconomic environment along with the elimination of our national cable advertising, which led to our decision to not provide earnings or revenue guidance for 2009 at this time.  We are continuing to take actions to drive efficiencies across all levels of our organization to overcome the challenges, and we’re proud of our talented Team Members for their hard work and dedication to taking care of our Guests.”

As of the end of fiscal year 2008, there were 294 company-owned and 129 franchised Red Robin® restaurants, including one franchised restaurant managed by the Company, which was acquired by the Company on December 31, 2008.

Tender Offer

On February 11, 2009, the Company completed the previously announced cash tender offer for certain stock options held by 514 current employees and officers.  As a result of the tender offer, the Company will incur a one-time non-cash pretax charge of approximately $4.0 million, or $0.19 per diluted share, which will be reflected in the fiscal first quarter 2009 financial results and represents the compensation expense related to the acceleration of vesting on the unvested options tendered in the offer, which would have otherwise been expensed over their vesting period in the future if they had not been tendered.  There were approximately 1,576,000 options tendered in the offer by 433 employees, which represented 96% of eligible options offered for tender.  The gross cash proceeds to be paid for the tendered options will be $3.5 million

Granting stock options and other equity incentives is a material component of the Company’s long-term compensation philosophy. After a comprehensive review by the Company of its compensation program and the impact of the decline in its common stock price on incentive awards, the Company determined that the tender offer was consistent with restoring the incentive value of its long-term awards. Future compensation expense associated with tendered unvested options will be eliminated, as will the overhang associated with outstanding options that were no longer an effective incentive. Any options tendered that were granted under the Company’s Amended and Restated 2007 Performance Incentive Plan will also provide additional capacity for future incentive grants under that plan.  The Company expects that the majority of after-tax proceeds received by its senior executives from the tender offer will be used to purchase shares of the Company’s common stock in the open market during the Company’s open stock trading windows.

Acquisitions of Franchised Restaurants

In the first quarter of 2008, the Company acquired 15 existing Red Robin franchised restaurants and one franchised restaurant that was under construction and subsequently opened early in the second quarter of 2008, from three franchisees (the “2008 Acquired Restaurants”).  These acquisitions added $25.4 million of revenue and $0.06 per diluted share to earnings in fiscal year 2008.

Fiscal Fourth Quarter 2008 Results

Comparable restaurant sales decreased 7.4% for company-owned restaurants in the fiscal fourth quarter of 2008 compared to the fiscal fourth quarter of 2007, driven by a 2.2% increase in the average guest check, which was more than offset by a 9.6% decline in guest counts.  Average weekly comparable sales for company-owned restaurants were $57,073 for the 241 comparable restaurants in the fiscal fourth quarter of 2008, compared to $62,873 for the 192 comparable restaurants in the same period a year ago.  Average weekly sales for the 39 non-comparable company-owned restaurants were $55,188 in the fiscal fourth quarter of 2008, compared to $54,022 for the 41 non-comparable restaurants in the fiscal fourth quarter a year ago.  Average weekly comparable sales for the 2008 Acquired Restaurants were $50,228 in the fiscal fourth quarter of 2008.

Total Company revenues, which include company-owned restaurant sales and franchise royalties and fees, increased 8.0% to $198.6 million in the fiscal fourth quarter of 2008, versus $183.8 million last year.  Franchise royalties and fees in the fiscal fourth quarter of 2008 were $3.0 million, a 14.1% decrease compared to the same period a year ago, primarily driven by the reduction of royalty revenue from the 2008 Acquired Restaurants.

For the fiscal fourth quarter of 2008, the Company’s franchise system reported a 9.2% decrease in total U.S. franchise restaurant sales to $68.4 million, compared to $75.3 million in the prior year period, due primarily to the 2008 Acquired Restaurants.  Comparable sales in the fiscal fourth quarter of 2008 for franchise restaurants in the U.S. decreased 5.3% and for franchise restaurants in Canada increased 0.5% compared to the fiscal fourth quarter of 2007.  Average weekly sales in the fiscal fourth quarter of 2008 for the Company’s comparable franchise restaurants were $52,161 in the U.S., versus $54,237 for the same period the prior year, and C$49,072 in Canada versus C$48,809 in the same period last year.  Canadian results are in Canadian dollars.

Restaurant-level operating profit margins at company-owned restaurants were 17.1% in the fiscal fourth quarter of 2008, compared to 21.4% in the fiscal fourth quarter of 2007.  The decrease is attributed to increased cost of sales and cost deleverage on fixed expenses from the reduction in average restaurant sales volumes.

The Company’s restaurant-level operating profit metric does not represent income from operations or net income calculated in accordance with generally accepted accounting principles (“GAAP”). Schedule I of this earnings release reconciles restaurant-level operating profit to income from operations and net income for all periods presented.

General and administrative expense was $11.8 million in the fiscal fourth quarter of 2008 and $14.0 million in the fiscal fourth quarter of 2007, which were 5.9% and 7.6% of total revenue, respectively.  Included in the fourth quarter of 2007 general and administrative expense was $2.4 million, or 1.3% of total revenue, of performance-based and acquisition bonus expense compared to a reversal of $1.2 million, or 0.6% of total revenue, of performance-based bonus expense in the fourth quarter of 2008. Also included in fiscal fourth quarter of 2008 general and administrative expense was a reversal of $1.5 million of expenditures related to the Company’s national advertising fund, compared to $1.4 million reversed in the same period last year.

Interest expense was $2.1 million in the fiscal fourth quarter of 2008 and $2.5 million in the fiscal fourth quarter of 2007.  The decrease is due to lower average quarterly interest rate of 4.0% compared to 7.2% in the prior year, partially offset by additional borrowings under the Company’s credit facilities related to the franchise acquisitions and share repurchases during the second quarter of 2008.

During the fiscal fourth quarter of 2008, the Company determined that two restaurants were impaired based on a review of each restaurant’s past, present and projected operating performance.  The carrying value of each restaurant’s assets was compared to the fair value of those assets, resulting in a $978,000 pretax asset impairment charge, or a $0.05 impact on diluted earnings per share.

Net income for the fiscal fourth quarter of 2008 was $5.8 million or $0.38 per diluted share, which included the $0.05 per diluted share of asset impairment charges, compared to net income of $10.1 million, or $0.60 per diluted share, in the fiscal fourth quarter of 2007.

Schedule II of this earnings release reconciles the impact on the net income and diluted earnings per share as reported on a GAAP basis in the fiscal fourth quarter of 2008 and 2007 to adjusted amounts excluding certain asset impairment charges and acquisition costs.

In the fiscal fourth quarter of 2008, the Company realized a reduction in the effective tax rate to 24.9%, less than the 27.0% previously estimated.

Fiscal Year 2008 Results

Comparable restaurant sales decreased 1.4% for company-owned restaurants in the fiscal year ended December 28, 2008, versus the fiscal year ended December 30, 2007, driven by a 3.5% increase in the average guest check, which was more than offset by a 4.9% decrease in guest counts.  Average weekly comparable sales for company-owned restaurants were $62,128 for the restaurants in the comparable base in fiscal year 2008, compared to $64,047 for the restaurants in the comparable base in fiscal year 2007.  Average weekly sales for the company-owned restaurants in the non-comparable base were $55,640 in fiscal year 2008, compared to $56,635 for the company-owned restaurants in the non-comparable base in fiscal year 2007.  Average weekly comparable sales for the 2008 Acquired Restaurants were $53,057 for the time period post acquisition through the end of fiscal year 2008.

Total Company revenues, which include company-owned restaurant sales and franchise royalties and fees, increased 13.9% to $869.2 million for the fiscal year ended December 28, 2008, compared to $763.5 million for the fiscal year ended December 30, 2007.  Franchise royalties and fees in the fiscal year 2008 decreased 9.3% to $14.3 million compared to $15.8 million in the same period a year ago.  Franchise royalties in the fiscal year ended December 30, 2007, included $2.7 million from royalties attributed to the 2008 Acquired Restaurants and from the 2007 acquired restaurants in California.

For the fiscal year 2008, the Company’s franchise system reported a decrease in total U.S. franchise restaurant sales of 9.6% to $320.9 million, compared to $354.8 million in fiscal year 2007, due primarily to franchise restaurants acquired during the 2007 and 2008 fiscal years.  Comparable sales in the fiscal year 2008 for franchise restaurants in the U.S. decreased 1.1% and for franchise restaurants in Canada increased 3.6% compared to the comparable period in 2007.  Average weekly sales in fiscal year 2008 for the Company’s comparable franchise restaurants were $56,020 in the U.S., versus $56,698 for the same period in the prior year, and C$51,567 in Canada, versus C$49,763 in the same period last year.  Canadian results are in Canadian dollars.

Restaurant-level operating profit margins from company-owned restaurants were 18.4% for fiscal year 2008 compared to 20.5% for the fiscal year of 2007.  The decrease is attributed to increased cost of sales, as well as higher occupancy and other operating costs, including an additional 0.5% of marketing expense in 2008, partially offset by improved labor costs.

General and administrative expense was $64.4 million for the fiscal year 2008 compared to $61.8 million for the same period of 2007, which were 7.4% and 8.1% of total revenue in their respective periods.  Included in the general and administrative expense for fiscal year 2007 was $6.4 million of performance-based and acquisition bonus expense, for which there was no expense accrued for fiscal year 2008.

During the fiscal year 2008, the Company determined that four restaurants were impaired based on a review of each restaurant’s past, present and projected operating performance.  The carrying value of each restaurant’s assets was compared to the fair value of those assets, resulting in a $1.9 million pretax asset impairment charge, or a $0.09 impact on diluted earnings per share.

Net income for the 52 weeks ended December 28, 2008 was $27.1 million or $1.69 per diluted share, compared to net income of $30.7 million or $1.82 per diluted share in the prior year period.  In the fiscal year 2008, the Company incurred a total of $1.9 million in after-tax charges, or a total of $0.12 per diluted share relating to asset impairment charges, reacquired franchise costs for the 2008 Acquired Restaurants and charges related to integration of the acquisition recorded in general and administrative expenses.

Net income in the fiscal year 2007 included a total of $0.16 per diluted share of one-time charges relating to reacquired franchise costs, general and administrative expenses related to the integration of the acquisition and legal settlement expenses.

Schedule II of this earnings release reconciles the impact on the net income and diluted earnings per share as reported on a GAAP basis in the fiscal year of 2008 and 2007 to adjusted amounts excluding certain asset impairment charges, acquisition costs and legal settlements.

The Company’s effective tax rate for the 2008 fiscal year was 26.6%, slightly lower than the 27.0% previously estimated.

Balance Sheet and Liquidity

On December 28, 2008, the Company held $11.2 million in cash and equivalents and had a total outstanding debt balance of $222.6 million, including $133.0 million in borrowings under the $150 million term loan, $82.0 million of borrowing and $4.1 million of letters of credit outstanding under the $150 million revolving credit facility.

The Company is subject to a number of customary covenants under the various credit agreements, including limitations on additional borrowings, acquisitions, dividend payments, and requirements to maintain certain financial ratios.  As of December 28, 2008, the Company was in compliance with all debt covenants and expects to remain in compliance through fiscal year 2009.

Based on the Company’s development plans and other infrastructure and maintenance capital expenditures, the Company expects fiscal year 2009 capital expenditures to be approximately $45 million.  The Company expects to fund its fiscal year 2009 capital expenditures out of operating cash flow. The Company will make scheduled payments of $15 million required by the term loan portion of its existing credit facility from free cash flow after capital expenditures in fiscal year 2009 and expects to use the remaining free cash flow to make payments on the Company’s revolving credit facility and may make opportunistic purchases of its common stock.

Outlook

For the fiscal first quarter of 2009, which is a 16-week quarter, the Company expects to open seven new company-owned and three new franchised restaurants.  Three new company-owned and two new franchised restaurants have already opened during the fiscal first quarter of 2009, and 10 company-owned and one franchised restaurant are currently under construction.  During fiscal year

2009, the Company now expects to open 13 to 14 new company-owned units, and franchisees are expected to open seven to eight new restaurants.

The Company has not made any development decisions for fiscal year 2010 at this time.  The Company will maintain broad flexibility and strong discipline in any commitments it makes to enable the Company to alter plans depending on the Company’s performance, the macroeconomic environment and the status of individual development projects.  The Company expects to have many options available ranging from conversions of former restaurants and shopping center end-caps to free-standing restaurants.

As previously announced, for fiscal year 2009, the Company has reduced the amount that all company-owned and franchised restaurants in the system will contribute to the National Advertising Fund to 0.25% of their restaurant revenue, which is down from the contribution of 1.5% of revenue in 2008.  Depending on actual revenue performance in fiscal year 2009, this contribution change could result in approximately $11 million less in marketing expenditures in fiscal year 2009.  The fiscal year 2009 marketing investment will be directed to a national on-line advertising effort as well as targeted direct mail campaigns and local restaurant marketing initiatives. The Company does not plan to run national cable advertising in fiscal year 2009.

Comparable restaurant sales comparisons are most difficult in the fiscal first quarter of 2009, as the Company is overlapping its most successful quarter of 2008 and began its 2008 national cable advertising on February 4th.  Through February 15, 2009, the first seven weeks of the Company’s 16-week fiscal first quarter of 2009, comparable restaurant sales decreased 4.6% from the prior year comparable period for company-owned restaurants.

The Company currently expects that traffic will remain negative in fiscal year 2009. In addition to the general macro economic pressures, the extent of the traffic declines may also be influenced by prior-year marketing activities, which create more difficult comparisons during certain periods. The Company also expects certain costs, such as minimum wage increases and select commodity cost increases, to continue to put pressure on restaurant-level profitability. Based on these factors, the Company currently anticipates that without any menu price increases, restaurant-level operating margins could decline by 50 to 100 basis points during fiscal year 2009, even after considering the benefit from reduced national advertising contributions and other cost reduction activities. For every 10 basis point change in restaurant level operating profit during fiscal year 2009, diluted earnings per share are estimated to be impacted by approximately $0.04.

As a result of the completion of the cash tender offer discussed above, future compensation expense associated with tendered unvested options has been eliminated. The Company expects to record $2.5 million in stock compensation expense for the fiscal year 2009, excluding the $4.0 million one-time pretax charge related to the Tender Offer.  The Company recognized $6.8 million in pretax stock compensation for the fiscal year 2008.

During the fiscal first quarter of 2009, the Company plans to close four older, underperforming restaurants that are in declining trade areas and/or in need of significant capital expenditures and are not projected to provide acceptable returns in the foreseeable future.  In addition to the non-cash asset impairment charges of $978,000 incurred in the fiscal fourth quarter of 2008 and referenced above, the Company currently anticipates additional charges of up to $800,000 will be recognized during the first quarter of 2009 related to lease terminations and other closing-related costs.

Investor Conference Call and Webcast

Red Robin will host an investor conference call to discuss its fiscal fourth quarter and year-end 2008 results today at 5:00 p.m. ET. The conference call number is (800) 289-0463.  To access the webcast, please visit www.redrobin.com and select the “Investors” link from the menu. The financial information that the Company intends to discuss during the conference call is included in this press release and will be available on the “Investors” link of the Company’s website at www.redrobin.com following the conference call.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., serves up wholesome, fun, feel-good experiences in a kid- and family-friendly environment.  Red Robin® restaurants are famous for serving more than two dozen insanely delicious, high-quality gourmet burgers in a variety of recipes with Bottomless Steak Fries®, as well as salads, soups, appetizers, entrees, desserts, and signature Mad Mixology® Beverages.  There are more than 420 Red Robin® restaurants located across the United States and Canada, including corporate-owned locations and those operating under franchise agreements.

Forward-Looking Statements:

Certain information and statements contained in this press release, including those under the heading “Outlook,” are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitation, by the use of forward-looking terminology such as “assumptions,” “believes,” “continue,” “expects,” “guidance,” “plan,” “potential,” “projected,” “will” or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to the Company on the date hereof. Such statements speak only as of the date hereof and we undertake no obligation to update any such statement to reflect events or circumstances arising after the date hereof. These statements are based on assumptions believed by us to be reasonable, and involve known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: the downturn in general economic conditions including severe volatility in financial markets and decreasing consumer confidence, resulting in changes in consumer preferences, or consumer discretionary spending;  potential fluctuation in our quarterly operating results due to economic conditions, seasonality and other factors; potential negative impact of the fluctuation of our stock price on our results and financial position; changes in availability of capital or credit facility borrowings to us and to our franchisees; the adequacy of cash flows generated by our business to fund operations and growth opportunities; our ability to achieve and manage our planned expansion, including both in new markets and existing markets; changes in the cost and availability of building materials and restaurant supplies; the concentration of our restaurants in the Western United States and the associated disproportionate impact of macroeconomic factors; changes in the availability and costs of food; changes in labor and energy costs and changes in the ability of our vendors to meet our supply requirements; labor shortages, particularly in new markets; the effectiveness of our initiative to normalize new restaurant operations; lack of awareness of our brand in new markets; the effectiveness of our advertising strategy; higher percentage of operating weeks from non-comparable restaurants; concentration of less mature restaurants in the comparable restaurant base which impacts profitability; our ability to successfully integrate the acquired franchise restaurants; the ability of our franchisees to open and manage new restaurants; the effect of increased competition in the casual dining market and discounting by competitors; health concerns about our food products and food preparation; our ability to protect our intellectual property and proprietary information; the impact of federal, state or local government regulations relating to our team members or the sale of food or alcoholic beverages; our franchisees’ adherence to our practices, policies and procedures;  and other risk factors described from time to time in the Company’s 10-Q and 10-K filings with the SEC.

For further information contact:

ICR

Don Duffy/Raphael Gross

203-682-8200

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)
(Unaudited)

	December 28, 2008	December 30, 2007
Assets:
Current Assets:
Cash and cash equivalents	$11,158	$12,914
Accounts receivable, net	5,611	4,751
Inventories	13,123	10,367
Prepaid expenses and other current assets	9,032	9,246
Income tax receivable	6,208	4,760
Deferred tax asset	3,366	3,159
Restricted current assets—marketing funds	1,590	2,095
Total current assets	50,088	47,292
Property and equipment, net	442,012	399,270
Goodwill	60,982	56,299
Intangible assets, net	51,990	41,059
Other assets, net	4,665	4,869
Total assets	$609,737	$548,789
Liabilities and Stockholders’ Equity:
Current Liabilities:
Trade accounts payable	$11,966	$9,263
Construction related payables	9,747	13,416
Accrued payroll and payroll related liabilities	25,489	29,146
Unredeemed gift certificates	11,997	10,789
Accrued liabilities	20,385	19,404
Accrued liabilities—marketing funds	1,590	2,095
Current portion of term loan notes payable	10,313	11,250
Current portion of long-term debt and capital lease obligations	696	558
Total current liabilities	92,183	95,921
Deferred rent	26,790	21,728
Long-term portion of term loan notes payable	122,687	133,125
Other long-term debt and capital lease obligations	88,876	8,813
Other non-current liabilities	10,293	4,760
Total liabilities	340,829	264,347

Stockholders’ Equity:
Common stock	17	17
Treasury stock 1,492,280 and 11,517 shares, at cost	(50,125)	(83)
Paid-in capital	165,932	156,928
Accumulated other comprehensive loss, net of tax	(1,622)	—
Retained earnings	154,706	127,580
Total stockholders’ equity	268,908	284,442
Total liabilities and stockholders’ equity	$609,737	$548,789

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)
(Unaudited)

	Twelve		Fifty-Two
	Weeks Ended		Weeks Ended
	December 28, 2008	December 30, 2007	December 28, 2008	December 30, 2007

Revenues:
Restaurant revenue	$195,604	$180,369	$854,690	$747,530
Franchise royalties and fees	2,956	3,443	14,323	15,792
Rent revenue	36	25	202	150
Total revenues	198,596	183,837	869,215	763,472

Costs and expenses:
Restaurant operating costs:
Cost of sales	46,905	41,157	203,463	171,236
Labor	67,307	59,824	289,702	254,279
Operating	34,256	29,342	147,395	122,686
Occupancy	13,713	11,397	56,908	46,340
Depreciation and amortization	12,910	10,840	51,687	43,659
General and administrative expenses	11,816	14,002	64,404	61,764
Pre-opening costs	844	1,279	8,109	7,463
Asset impairment charge	978	—	1,906	—
Reacquired franchise and other acquisition costs	—	—	451	1,821
Legal settlement	—	—	—	1,653
Total costs and expenses	188,729	167,841	824,025	710,901

Income from operations	9,867	15,996	45,190	52,571
Other expense (income):
Interest expense, net	2,133	2,469	8,237	9,231
Other	32	27	14	42
Total other expenses	2,165	2,496	8,251	9,273

Income before income taxes	7,702	13,500	36,939	43,298
Provision for income taxes	1,919	3,410	9,813	12,647
Net income	$5,783	$10,090	$27,126	$30,651
Earnings per share:
Basic	$0.38	$0.60	$1.70	$1.84
Diluted	$0.38	$0.60	$1.69	$1.82
Weighted average shares outstanding:
Basic	15,308	16,685	15,927	16,647
Diluted	15,372	16,856	16,047	16,817

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)
(Unaudited)

	Year Ended
	December 28, 2008	December 30, 2007
Cash Flows From Operating Activities:
Net income	$27,126	$30,651
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	51,687	43,659
Asset impairment charge	1,906	—
Provision (benefit) for deferred income taxes	6,670	(1,872)
Amortization of debt issuance costs	310	387
Stock-based compensation	6,831	6,871
Changes in operating assets and liabilities, net of effects of acquired business	(3,394)	13,862
Net cash provided by operating activities	91,136	93,558
Cash Flows From Investing Activities:
Purchases of property and equipment	(83,227)	(77,798)
Acquisition of franchise restaurants, net of cash acquired	(29,941)	(47,854)
Changes in marketing fund restricted cash	72	457
Net cash used in investing activities	(113,096)	(125,195)
Cash Flows From Financing Activities:
Borrowings of long-term debt	164,950	166,000
Payments of long-term debt and capital leases	(96,486)	(126,225)
Purchase of treasury stock	(50,042)	—
Proceeds from exercise of stock options and employee stock purchase plan	1,456	2,245
Excess tax benefit related to exercise of stock options	326	363
Debt issuance costs	—	(594)
Net cash provided by financing activities	20,204	41,789
Net increase (decrease) in cash and cash equivalents	$(1,756)	$10,152
Cash and cash equivalents, beginning of year	12,914	2,762
Cash and cash equivalents, end of year	$11,158	$12,914

Schedule I

Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income

from Operations and Net Income

(In thousands, except percentage data)

The Company defines restaurant-level operating profit to be restaurant revenues minus restaurant-level operating costs, excluding restaurant closures and impairment costs. It does not include general and administrative costs, depreciation and amortization, pre-opening costs, reacquired franchise costs and legal settlements. The Company believes that restaurant-level operating profit is an important measure of financial performance because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies. The table below sets forth certain unaudited information for the twelve and fifty-two weeks ended December 28, 2008 and December 30, 2007, expressed as a percentage of total revenues, except for the components of restaurant operating costs, which are expressed as a percentage of restaurant revenues.

	Twelve Weeks Ended				Fifty-Two Weeks Ended
	December 28, 2008		December 30, 2007		December 28, 2008		December 30, 2007

Restaurant revenues	$195,604	98.5%	$180,369	98.1%	$854,690	98.3%	$747,530	97.9%
Restaurant operating costs:
Cost of sales	46,905	24.0	41,157	22.8	203,463	23.8	171,236	22.9
Labor	67,307	34.4	59,824	33.2	289,702	33.9	254,279	34.0
Operating	34,256	17.5	29,342	16.3	147,395	17.2	122,686	16.4
Occupancy	13,713	7.0	11,397	6.3	56,908	6.7	46,340	6.2
Restaurant-level operating profit	33,423	17.1	38,649	21.4	157,222	18.4	152,989	20.5

Add – other revenues	2,992	1.5	3,468	1.9	14,525	1.7	15,942	2.1
Deduct – other operating:
Depreciation and amortization	12,910	6.5	10,840	5.9	51,687	5.9	43,659	5.7
General and administrative	11,816	5.9	14,002	7.6	64,404	7.4	61,764	8.1
Pre-opening costs	844	0.4	1,279	0.7	8,109	0.9	7,463	1.0
Asset impairment charge	978	0.5	—	—	1,906	0.2	—	—
Reacquired franchise costs	—	—	—	—	451	0.1	1,821	0.2
Legal settlement	—	—	—	—	—	—	1,653	0.2
Total other operating	26,548	13.3	26,121	14.2	126,557	14.5	116,360	15.2

Income from operations	9,867	5.0	15,996	8.7	45,190	5.2	52,571	6.9

Total other expenses	2,165	1.1	2,496	1.4	8,251	0.9	9,273	1.2
Provision for income taxes	1,919	1.0	3,410	1.9	9,813	1.1	12,647	1.7
Total other	4,084	2.1	5,906	3.3	18,064	2.0	21,920	2.9

Net income	$5,783	2.9%	$10,090	5.4%	$27,176	3.2%	$30,651	4.0%

Certain percentage amounts in the table above do not sum due to rounding as well as the fact that restaurant operating costs are expressed as a percentage of restaurant revenues, as opposed to total revenues.

Schedule II

Reconciliation of Non-GAAP Results to GAAP Results

(In thousands, except per share and percentage data)

In addition to the results provided in accordance with generally accepted accounting principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements which present the twelve and fifty-two weeks ended December 28, 2008, year-over-year change in net income and diluted net income per share, asset impairment charges, the reacquired franchise costs and other acquisition related costs, the legal settlement expense and acquisition-related integration costs incurred during the twelve and fifty-two weeks ended December 28, 2008 and December 30, 2007, as described previously.  The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.  The Company believes that the presentation of these items provides additional information to facilitate the comparison of past and present financial results.

	Twelve Weeks Ended				Year Over Year
	December 28, 2008		December 30, 2007		Percentage Change
	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Reported	$5,783	$0.38	$10,090	$0.60	(42.7)%	(36.7)%
After-tax impact of:
Asset impairment charge	734	0.05	—	—
Acquisition-related integration costs	—	—	6	—
Adjusted	$6,517	$0.43	$10,096	$0.60	(35.4)%	(28.7)%

	Fifty-two Weeks Ended				Year Over Year
	December 28, 2008		December 30, 2007		Percentage Change
	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Reported	$27,126	$1.69	$30,651	$1.82	(11.5)%	(7.1)%
After-tax impact of:
Asset impairment charge	1,399	0.09	—	—
Reacquired franchise and other acquisition costs	331	0.02	1,289	0.08
Legal settlement	—	—	1,170	0.07
Acquisition-related integration costs	193	0.01	194	0.01
Adjusted	$29,049	$1.81	$33,304	$1.98	(12.8)%	(8.7)%